Exhibit 99.1

MarineMax provides COVID-19 Business update

- Provides Expected Fiscal 2020 Second Quarter Revenue Range -

- Focused on Preserving Capital -

- Withdraws Fiscal 2020 Outlook -

CLEARWATER, FL, April 2, 2020 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced several actions related to its response to the rapidly changing market uncertainty from the COVID-19 pandemic. The Company expects total revenue for the fiscal second quarter ended March 31, 2020, to range from $303 million to $308 million as compared to $303.6 million for the March of quarter 2019.

W. Brett McGill, Chief Executive Officer and President of MarineMax, Inc., stated, “We, our industry and the country continue to face a historic global pandemic. Our top priority remains the health and safety of our team members, customers, business partners and our communities. In addition, as we have successfully done over the past twenty plus years, we are focused on proactively managing through these challenging times for the long-term success and growth of our Company.”

Mr. McGill continued, “Through early March, sales were brisk, supported by positive results and traffic at our stores, events, boat shows and through our digital efforts. We began to feel the impact of COVID-19 shortly thereafter and have continued to evolve and implement changes in how we operate our business. To manage our inventory, we are proactively working with our manufacturers to adjust future orders while continuing to engage with customers on our digital platform and in our stores, many of which remain fully or partially open.

Distribution Network

•	MarineMax has temporarily closed departments or locations based on guidance from each local government or health officials
•	As of today, many of our 59 stores are fully or partially operational
•	The Company is following guidelines to ensure the open stores are safe and operating as recommended
•	Where possible, MarineMax is offering private personal showings as well as virtual appointments
•	MarineMax’s digital platform is serving as an effective solution in this environment with online activity very robust
•	The Company’s experienced teams continue to engage with customers virtually and in our stores to help customers select their boats, and obtain appropriate services

Financial Flexibility

The Company is taking prudent and proactive steps to enhance financial flexibility and liquidity to further strengthen the balance sheet including:

•

Working to extract capital from its debt-free, sizable real estate holdings, which had an approximate net book value of $123 million on September 30, 2019, with an estimated fair value significantly higher

•	Taking action to monetize its unlevered inventory which was approximately $100 million at December 31, 2019
•	Reduced incoming orders from manufacturers; many of which have now temporarily closed due to the virus
•	Implementing operating cost savings
•	Delaying or reducing capital expenditures
•	Furloughing team members associated with temporary closures

In addition, MarineMax ended the first quarter of fiscal 2020 with $74 million of liquidity on its balance sheet, comprised of $36 million of cash and cash equivalents along with $38 million available under its floorplan financing facility. The Company’s $440 million floorplan facility had $334 million outstanding at December 31, 2019, and does not mature until October 2022. The Company owns about half of its locations, which are all debt free. Additionally, there are no operating covenants in its floorplan facility and the Company’s leases are short term in nature enhancing its flexibility. With its strong liquidity position and significant real estate levers, the

Company, which has successfully navigated through other economic challenges, is well-positioned to manage through a variety of ever-changing scenarios.

As the COVID-19 pandemic is complex and evolving rapidly, the Company will continue to monitor ongoing developments and respond accordingly. The Company continues to comply with orders of local and state governments in all jurisdictions in which it operates.

Fiscal 2020 Guidance

Given the significant uncertainties, the Company is withdrawing its full year fiscal 2020 financial guidance provided on January 23, 2020. The Company will provide a further business update as part of its fiscal second quarter earnings announcement.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler, Hatteras, Azimut Yachts, Benetti, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, MJM Yachts, NauticStar, Scout, Sailfish, Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique. MarineMax sells new and used recreational boats and related marine products and services, as well as provides yacht brokerage and charter services. MarineMax also owns Fraser Yachts Group, a leading superyacht brokerage and luxury yacht services company with operations in multiple countries. MarineMax currently has 59 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas, and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s expected total revenue for the fiscal second quarter ended March 31, 2020, the Company’s focus on proactively managing through these challenging times for its long-term success, the Company’s steps to enhance its financial flexibility and liquidity to further strengthen its balance sheet, the Company’s positioning to manage through a variety of ever changing scenarios, the Company’s monitoring of ongoing developments and related responses, and the Company’s fiscal 2020 guidance and timing for providing such guidance. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2019 and other filings with the Securities and Exchange Commission.

CONTACT:	Michael H. McLamb	Brad Cohen
	Chief Financial Officer	ICR, LLC.
	Abbey Heimensen	203.682.8211
	Public Relations	bcohen@icrinc.com
MarineMax, Inc.
727.531.1700

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